Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated May 18, 2021, on the March 31, 2021 financial statements and financial highlights of the Weitz Funds, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 49 to the Registration Statement under the Securities Act of 1933 (No. 333-107797).

/s/ Ernst & Young LLP

Minneapolis, MN

July 30, 2021